Exhibit 99.(a)(5)(vi)

PRESS RELEASE

AbbVie Announces Updated Preliminary Results of Tender Offer

North Chicago, Ill., May 30, 2018—AbbVie (NYSE: ABBV) today announced the preliminary results of its modified Dutch auction tender offer, which expired at 12:00 midnight, New York City time, at the end of May 29, 2018.

This update replaces the preliminary results announced at 8:00 am, New York City time, on May 30, 2018.  This update reflects additional shares that were validly tendered by notice of guaranteed delivery, but that were erroneously omitted from the initial preliminary results provided to AbbVie by Computershare Trust Company, N.A., the depositary for the tender offer.  Final results of the tender offer will be issued no later than June 4, 2018 following the expiration of the notice of guaranteed delivery period.

Based on the updated preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 74,033,457 shares of AbbVie’s common stock, $0.01 par value per share, were properly tendered and not properly withdrawn at or below the purchase price of $103 per share, including 52,915,569 shares that were tendered by notice of guaranteed delivery. AbbVie has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 98.4 percent.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, AbbVie expects to acquire approximately 72.8 million shares of its common stock at a price of $103 per share, for an aggregate cost of approximately $7.5 billion, excluding fees and expenses relating to the tender offer. These shares represent approximately 4.6 percent of the shares outstanding. The number of shares to be purchased and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Georgeson Inc. toll-free at 1-866-821-2614.

AbbVie Inc.	+1 (847) 938-9190
1 North Waukegan Road	abbvie.com
North Chicago, IL 60064

About AbbVie

AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience.  In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements within the meaning of applicable federal securities law. The words “believe,” “expect,” “will,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the ability to complete the tender offer, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2017 Annual Report on Form 10-K, which has been filed with the SEC. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Liz Shea
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Todd Bosse
(847) 936-1182